SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): February 17, 1998


                                BETZDEARBORN INC.
                      ------------------------------------
               (Exact Name of Registrant as Specified in Charter)


         Pennsylvania                    0-2085                  23-1503731
     ---------------------              ----------             ----------------
 (State or Other Jurisdiction          (Commission              (IRS Employer
       of Incorporation)               File Number)          Identification No.)


                      4636 Somerton Road, Trevose, PA    19053
                    ---------------------------------   --------
                 Address of Principal Executive Offices Zip Code



       Registrant's telephone number, including area code: (215) 355-3300
                                                           ---------------

Item 5:  Other Events

The Company made the following press release of its 1997 year-end results on February 3, 1998. As noted in the table containing the "Consolidated Statements of Operations", the Company has restated earnings per share and average number of common share amounts to comply with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". The restated amounts for all prior periods are not materially different from those amounts previously reported by the Company.

[BetzDearborn Logo]
                                                                    News release


Contact:   W. T. Drury, Jr.                    R. J. Palangio
           Assistant Vice President            Manager of Public Relations
           Investor Relations                  (215) 953-2417
           (215) 953-2355


                     BETZDEARBORN INC. REPORTS RECORD SALES


                Diluted EPS At $0.77 Exclusive Of Certain Charges


Trevose, PA, February 3, 1998 - BetzDearborn Inc. (NYSE, BTL), a global company which produces and markets specialty chemical treatment programs for water, wastewater and industrial process systems, today reported that fourth quarter net sales were up in excess of 3% from $323.2 million to a record $334.2 million.

Excluding restructuring and integration costs and the cumulative effect of an accounting change, net earnings for the quarter were $25.7 million compared to $21.8 million for the same period last year, an increase of 18%. Diluted earnings per share, excluding the above items, were $0.77 compared to $0.68 in 1996, an increase of 13%.

On November 20, 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board issued a consensus ruling which required that certain business process reengineering costs previously capitalized must now be expensed as incurred. As a part of this ruling, any previously capitalized costs of this nature must be written off as a cumulative effect type adjustment in the quarter containing November 20, 1997. This resulted in an after-tax charge of $6.0 million or $0.19 per share. Diluted earnings per share for the quarter, as reported, were $0.59 versus $0.34 for the same period last year.

Sales for the full year 1997 increased 25% from $1,037.0 million to a record $1,294.8 million. Excluding integration and restructuring costs and the cumulative charge due to the accounting change, net earnings were also a record, increasing 21% from $84.4 million to $102.2 million. Diluted earnings per share exclusive of these same items increased 17% from $2.66 in 1996 to a record $3.11 in 1997. Diluted earnings per share for the year, as reported, were $2.61 versus $2.01 last year.

For the quarter, the strong dollar reduced non-U.S. sales by approximately $14 million. Without this effect, consolidated sales would have been up approximately 8%.

Commenting on results for 1997, William R. Cook, Chairman, President and Chief Executive Officer of BetzDearborn, said "We are extremely pleased with the Company's performance not only in the fourth quarter, but for the entire year of 1997. We endured some significant integration distractions during the first half of the year, and foreign currency movements have had a significant negative impact on sales and earnings throughout the year. Despite these difficulties, we were able to achieve solid improvement in sales momentum throughout the year and to post record earnings. This is an outstanding accomplishment and is attributable to the hard work and dedication of all our employees."

"In the fourth quarter, our three global process chemical business units again had a combined increase in the mid teens on a local currency basis, led by our Hydrocarbon Process Group with an increase of over 20%, and our Paper Process Group with an increase in the mid teens. Our global Water Management Group had an improved performance in the fourth quarter with a local currency increase in the mid single-digit range."

"On a regional basis, sales in the Asia Pacific region were up in the upper single digit range in U.S. dollars and over 20% in local currencies. European sales were up in the mid-single digit range in U.S. dollars and mid-teen range in local currencies. In Latin America, sales were up in the mid-teen range in U.S. dollars and upper-teen range in local currencies and in North America sales were up in the low single-digit range in U.S. dollars and mid-single digit range in local currencies."

"Gross margin for the quarter was up slightly from last year but down slightly compared to the third quarter of 1997. This reduction versus the third quarter is due primarily to some product mix changes and the impact of the strong dollar on raw material pricing in regions outside the U.S. 1998 will be a year of continued opportunity for growth, but will also offer some significant challenges. The turmoil in the Asia Pacific market and its potential impact on the economies of other regions of the world presents risks to all companies operating in the region. However in the long term, we believe the Asia Pacific market, although currently only a small percentage of our existing sales base, offers excellent opportunity for growth. During the current turmoil, we will balance the need to minimize any short-term negative impact with the need to optimize our long-term growth prospects in the region. Despite the economic uncertainties in some of our markets, we are encouraged about 1998 because of factors which are under our control, such as greater sales time availability of our sales force, the continued roll-out of World Class Technology and the ongoing focus on new technology development which had a significant impact on our improved performance during the year. We believe more than ever that, during these times of economic uncertainty, our customers will benefit from our strong technical service and world class technology as we help them continue to reduce their operating costs and meet their environmental objectives."

BetzDearborn Inc. is the world's preeminent supplier of water and industrial process treatments, and was created in June, 1996 with the union of Betz Laboratories, Inc. and Grace Dearborn, the water treatment division of W. R. Grace & Co. The Company's services are used in a variety of industrial and commercial applications, with particular emphasis on the chemical, petroleum refining, paper, food processing, automotive, steel, and power industries. On an annualized basis, the Company has sales of approximately $1.3 billion and has a global workforce of over 6,200 employees.

Statements contained in this release, including statements relating to the Company's expectations for anticipated growth in the future, are "forward looking statements", as such term is defined in the Private Securities Litigation Act of 1995. Actual results could differ materially from the Company's statements in this release regarding its anticipated performance, due to various factors such as foreign currency fluctuations, costs or disruptions associated with the implementation of business process reengineering, information technology transformation projects, and Year 2000 issues and the impact on growth from economic and market conditions, especially as exists in the Asia Pacific region.

BETZDEARBORN INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

                                                            Three Months Ended              Twelve Months Ended
                                                               December 31,                    December 31,
                                                            1997          1996             1997            1996
                                                            ----          ----             ----            ----

Net sales                                               $   334.2     $     323.2     $   1,294.8     $   1,037.0

Operating costs and expenses:
    Cost of products sold                                   134.8           131.2           518.7           409.3
    Selling, research and administration                    148.4           148.1           570.6           472.0
    Integration/restructuring                                (0.1)           15.5            15.6            30.0
                                                        ---------     -----------     -----------     -----------
                                                            283.1           294.8         1,104.9           911.3

                   OPERATING EARNINGS                        51.1            28.4           189.9           125.7

Other income (expense):
    Investment and other income                              (0.7)            0.6            (1.5)           (0.3)
    Interest expense                                        (10.5)          (12.0)          (45.5)          (25.7)
                                                        ---------     -----------     -----------     -----------
                                                            (11.2)          (11.4)          (47.0)          (26.0)
                                                        ---------     -----------     -----------     -----------

          EARNINGS BEFORE INCOME TAXES
          AND CUMULATIVE EFFECT OF
          ACCOUNTING CHANGE                                  39.9            17.0           142.9            99.7

Income taxes                                                 14.1             5.6            50.7            35.4
                                                        ---------     -----------     -----------     -----------

          EARNINGS BEFORE CUMULATIVE
          EFFECT OF ACCOUNTING CHANGE                        25.8            11.4            92.2            64.3

Cumulative effect of accounting change, net of tax           (6.0)         --                (6.0)         --
                                                        ---------     -----------     -----------     -----------
          NET EARNINGS                                  $    19.8     $      11.4     $      86.2     $      64.3
                                                        =========     ===========     ===========     ===========

Basic earnings per Common Share:
    Before cumulative effect of accounting change       $     .84     $       .36     $      3.02     $      2.13
    Accounting change                                        (.21)        --                 (.21)        --
                                                        ---------     -----------     -----------     -----------

     Basic earnings per Common Share                    $     .63     $       .36     $      2.81     $      2.13
                                                        =========     ===========     ===========     ===========

Diluted earnings per Common Share:
    Before cumulative effect of accounting change       $     .78     $       .34     $      2.80     $      2.01
    Accounting change                                        (.19)        --                 (.19)        --
                                                        ---------     -----------     -----------     -----------

      Diluted earnings per Common Share                 $     .59     $       .34     $      2.61     $      2.01
                                                        =========     ===========     ===========     ===========

Average number of Common Shares:
    Basic                                                    29.1            27.8            28.7            27.7
                                                        =========     ===========     ===========     ===========
    Diluted                                                  32.3            31.1            32.0            30.7
                                                        =========     ===========     ===========     ===========



All earnings per share and average number of common shares amounts prior to the fourth quarter 1997 have been restated to comply with Statement of Financial Accounting Standards No. 128, Earnings per Share.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behlaf by the undersigned hereunto duly authorized.



Date:  February 17, 1998                    BetzDearborn Inc.




                                            By: /s/ William R. Cook
                                               --------------------------
                                               Name: William R. Cook
                                                     Chairman, President and
                                                     Chief Executive Officer